EXHIBIT 99.1

Press Release

Contact:     Abbe Goldstein                 Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3573                    (441) 294-7290

XL Group Ltd* Announces First Quarter 2017 Results

Solid Performance Driven by Focused Growth and Lower Expenses
Somewhat Offset by Higher Global Catastrophes and the Impact of UK Ogden Rate Change

•	Net income attributable to common shareholders of $152.8 million, or $0.57 per share, compared to $21.9 million, or $0.07 per share, in the prior year quarter

•	Operating net income[1] of $136.1 million, or $0.50 per share, for the quarter on a fully diluted basis compared to $103.4 million, or $0.35 per fully diluted share, in the prior year quarter

•	P&C combined ratio of 94.3% for the quarter compared to 92.5% in the prior year quarter

•
Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $96.1 million (3.8 points to the loss ratio), compared to $52.8 million (2.2 points to the loss ratio), in the prior year quarter

•
Adverse prior year development ("PYD") of $24.0 million, inclusive of previously announced $75.0 million of adverse development from the UK Ogden rate table[2] change, compared to a favorable $43.4 million in the prior year quarter

•	Integration costs related to the combination with Catlin Group Limited ("Catlin") totaled approximately $33.9 million for the quarter compared to $55.0 million in the prior year quarter

•	Fully diluted book value per common share of $41.10 at March 31, 2017, an increase of $0.77, or 1.9%, from fully diluted book value per common share of $40.33 at December 31, 2016

•	Fully diluted tangible book value per common share[3] of $32.83 at March 31, 2017, an increase of $0.62, or 1.9%, from fully diluted tangible book value per common share of $32.21 at December 31, 2016

•	Annualized return on average common shareholders' equity ("ROE") was 5.6% for the quarter compared with 0.7% for the prior year quarter

EXHIBIT 99.1

•
Annualized operating ROE[1,4] excluding and including average accumulated other comprehensive income ("AOCI") was 5.4% and 5.0% for the quarter and 3.8% and 3.5% in the prior year quarter, respectively. Excluding Catlin related integration costs these return rates would have been 6.5% and 6.1% in the first quarter of 2017 and 5.7% and 5.3% in the prior year quarter, respectively

Hamilton, Bermuda– April 26, 2017 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported its first quarter 2017 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“We are pleased to start off 2017 with solid performance, focused growth and the continuation of lower operating expenses. As we approach the two year anniversary of the Catlin acquisition, we see the benefits of our increased market presence, our focus on underwriting discipline, our strong culture of innovation and continuous improvement, and a more efficient operating platform. Additionally, our realigned operating model seamlessly went live at the beginning of the year and with it we remained steadfast on superior client experience. As a result, our performance included an accident year combined ratio excluding catastrophes of 89.5%, an improvement of 2.6 points compared to the first quarter of 2016. 2017 is all about delivering on what we have built."

Highlights
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended
	March 31,
	(Unaudited)
	2017	2016
Net income (loss) attributable to common shareholders	$152,843	$21,885
Per average common share outstanding-fully diluted	$0.57	$0.07

Operating net income (loss)	$136,143	$103,388
Per average common share outstanding-fully diluted	$0.50	$0.35

•
Net income attributable to common shareholders of $152.8 million and Operating net income of $136.1 million for the quarter increased compared to $21.9 million and $103.4 million in the prior year quarter, respectively. The improvement was largely attributable to core premium growth, increased investment income from affiliates and operating expense reductions partially offset by greater catastrophe losses and adverse PYD primarily attributable to the UK Ogden rate table change announced earlier this year. In addition, net income attributable to common shareholders also improved as a result of lower Life Retrocession Derivative losses incurred as compared to the prior year quarter.

•
Net income from affiliates was $51.9 million for the quarter, compared to $8.1 million in the prior year quarter. This increase was driven principally by our hedge fund affiliates. Also contributing to this increase was strong performance in our strategic operating affiliates, investments within our value investing strategy.

•
Net investment income for the quarter was $200.5 million, compared to $205.9 million in the prior year quarter. Net investment income excluding the Life Funds Withheld Assets[5] for the quarter was $167.2 million, compared to $164.3 million in the prior year quarter.

•
Operating expenses were 9.2% favorable versus the prior year quarter, reflecting the continuing efficiency efforts as well as benefits from foreign exchange, particularly from the weakening of the British Pound compared to the U.S. Dollar.

•
Income tax expense of $13.1 million was recognized during the quarter. The amount of tax expense recognized during the quarter was less than that recognized in the prior year quarter primarily due to a greater proportion of total quarterly net income being earned in lower-tax jurisdictions than in Q1 of 2016.

•
Fully diluted book value per common share increased by $0.77 from the end of the prior quarter to $41.10, driven by our net income, the increase in our unrealized gains on investments and share buybacks, partially offset by the payment of dividends. Fully diluted tangible book value per common share also increased by $0.62 from the end of the prior quarter to $32.83.

•
Share buybacks totaled approximately 5.1 million shares at an average price of $39.33 per share or $200.5 million during the quarter, compared to 10.0 million shares or $355.1 million in the prior year quarter. At March 31, 2017, $900.0 million of common shares remained available for purchase under our share buyback program.

P&C Operations
(U.S. dollars in thousands)
	Three Months Ended
	March 31,
	(Unaudited)
	2017	2016
Gross premiums written	$4,621,606	$4,359,315
Net premiums written	$2,979,760	$3,061,595
Net premiums earned	$2,519,481	$2,351,446

Underwriting profit (loss)	$143,977	$175,489

Loss ratio	62.8%	58.8%
Underwriting expense ratio	31.5%	33.7%
Combined ratio	94.3%	92.5%

•
P&C gross premiums written (“GPW”) in the first quarter increased 6.0% compared to the prior year quarter, which contains approximately 2% attributable to premium processing timing and other adjustments impacting current and prior year quarters.

•
The Insurance segment GPW increased 7.6% from the prior year quarter driven primarily by growth in North America Construction as well as International Casualty and International Property business lines. Excluding the impact of foreign exchange, GPW increased 8.4%.

•
The Reinsurance segment GPW increased by 3.9% from the prior year quarter. This growth was largely due to increased global client management efforts, leading to improved retention of existing business and increased growth opportunities. Excluding the impact of foreign exchange, GPW increased 7.0%.

•	P&C net premiums earned (“NPE”) in the first quarter of $2.5 billion were comprised of $1.6 billion from the Insurance segment and $0.9 billion from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 4.0 percentage points higher than in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and related reinstatement premiums of $96.1 million, compared to $52.8 million in the prior year quarter. Included in the P&C loss ratio was adverse development of $24.0 million including $75.0 million of adverse development attributable to UK Ogden rate table changes partially offset by other favorable development predominantly from our Reinsurance segment. This adverse development compares to favorable development of $43.4 million in the prior year quarter. Excluding prior year development and natural catastrophe losses, the first quarter P&C loss ratio was 0.3 percentage points favorable versus the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 89.5%, compared to 92.1% for the prior year quarter. The Insurance segment combined ratio on this basis was 91.2% for the quarter compared to 95.0% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 86.5% for the quarter compared to 86.2% for the prior year quarter. Overall, improvements in the P&C combined ratio reflect disciplined underwriting as well as continued emergence of operational efficiencies.

Further details of the results for the quarter may be found in the Company’s Financial Supplement and Earnings Presentation, each of which is dated April 26, 2017 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Wednesday, April 26, 2017. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on April 26, 2017, through midnight Eastern Time on May 26, 2017. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on April 26, 2017, until midnight Eastern Time on May 26, 2017, by dialing (203) 369-0434 or (866) 393-0867. The following passcode will be required: 42617

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the continuation of downward trends in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (c) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (d) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (e) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (f) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (g) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase its business volumes or profitability; (h) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (i) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (j) our ability to successfully implement our business strategy; (k) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (l) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (n) changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale fixed maturity securities before their anticipated recovery; (o) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (p) the ability of our subsidiaries to pay dividends to XL Group Ltd, XLIT Ltd. and Catlin Insurance Company Ltd; (q) changes in regulators or regulations applicable to us, including as a result of the completion of our redomestication from Ireland to Bermuda, such as changes in regulatory capital balances that our operating subsidiaries must maintain, or to our brokers or customers; (r) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (t) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (u) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (v) the loss of key personnel; (w) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the value or benefits expected, in each case, as a result of such transactions; (x) changes in general economic conditions, including the political, monetary, economic and operational impacts of the "Brexit" referendum held on June 23, 2016 in which the UK electorate voted to withdraw from the EU, new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purposes of stabilizing financial markets; (y) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (z) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; (aa) the effects of climate change (such as changes to weather patterns, sea levels or temperatures) on our business, which our modeling or risk management practices may not adequately address due to the uncertain nature of climate change; and (bb) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

_______________________

*At 12:30 p.m., Irish time, on July 25, 2016 (the “Effective Time”), XL Group plc, an Irish public limited company (“XL-Ireland”), and XL Group Ltd, a Bermuda exempted company (“XL-Bermuda”), completed the previously disclosed scheme of arrangement under Irish law (the “Scheme of Arrangement”) that effected a transaction (the “Redomestication”) that resulted in the shareholders of XL-Ireland becoming shareholders of XL-Bermuda and XL-Ireland becoming a subsidiary of XL-Bermuda. In accordance with the terms of the Scheme of Arrangement, the following steps occurred effectively simultaneously at the Effective Time: (i) all of the existing XL-Ireland ordinary shares, par value $0.01 per share, (other than XL-Ireland ordinary shares held by XL-Bermuda) were canceled; (ii) the reserves created on cancellation of the XL-Ireland ordinary shares were used to issue XL-Ireland ordinary shares to XL-Bermuda; and (iii) in return for such issuance of new XL-Ireland ordinary shares to XL-Bermuda, XL-Bermuda issued common shares. The results in this release include results from the March 31, 2016 comparative period that commenced prior to the Redomestication, as well as certain results for the year ended December 31, 2016. As such, this release discloses the results of XL Bermuda, but includes the results of XL-Ireland through the Effective Time. For purposes of this release, the “Company” and “XL” refers to XL-Ireland or XL-Bermuda, as the context requires.

1Operating net income is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in our former operating affiliate, (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition, and (13) a provision (benefit) for income tax on items excluded from operating income. “Operating net income”, “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on pages 9 and 10 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to common shareholders and the calculation of “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs", which are based on operating net income.
2 The U.K. Ministry of Justice announced a significant decrease of the discount rate used to calculate lump sum awards in U.K. bodily injury cases from +2.5% to -0.75%, a decrease of 325 basis points and the first rate change since 2001. This decrease of discount rate, which is effective on March 20, 2017, is referred to as the UK Ogden rate table change in this press release.
3Fully diluted tangible book value per common share is a non-GAAP financial measure. See page 8 of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.
4Common shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
5On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation” on pages 9 and 10 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

XL Group Ltd
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2017	2016

Revenues:
Net premiums earned	$2,522,791	$2,354,610
Net investment income:
Net investment income - excluding Life Funds Withheld Assets	167,168	164,326
Net investment income - Life Funds Withheld Assets	33,364	41,560
Total net investment income	$200,532	$205,886
Total net realized gains (losses) on investments and unrealized gains (losses) on investments, trading securities	37,286	92,750
Net realized and unrealized gains (losses) on derivative instruments	(7,069)	(3,622)
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(50,101)	(236,080)
Income (loss) from investment fund affiliates	38,261	(4,579)
Fee income and other	13,661	8,262
Total revenues	$2,755,361	$2,417,227
Expenses:
Net losses and loss expenses incurred	$1,583,456	$1,382,485
Claims and policy benefits	7,291	4,937
Acquisition costs	435,869	403,267
Operating expenses	468,038	515,381
Exchange (gains) losses	(3,336)	(33,819)
Interest expense	50,711	52,303
Total expenses	$2,542,029	$2,324,554
Income (loss) before income tax and income (loss) from operating affiliates	$213,332	$92,673
Income (loss) from operating affiliates	13,609	12,650
Provision (benefit) for income tax	13,092	22,295
Net income (loss)	$213,849	$83,028
Non-controlling interests	61,006	61,143
Net income (loss) attributable to common shareholders	$152,843	$21,885

XL Group Ltd
KEY FINANCIAL DATA

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	March 31, 2017	December 31, 2016
	(Unaudited)	(Note 1)
Total investments available for sale	$32,006,452	$31,919,126
Cash and cash equivalents	3,352,651	3,426,988
Investments in affiliates	2,172,611	2,177,645
Unpaid losses and loss expenses recoverable	5,685,623	5,491,297
Goodwill and other intangible assets	2,208,612	2,203,653
Total assets	61,024,619	58,434,102

Unpaid losses and loss expenses	26,445,124	25,939,571
Deposit liabilities	1,121,194	1,116,233
Future policy benefit reserves	3,520,069	3,506,047
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable	954,327	998,968
Unearned premiums	8,581,973	7,293,028
Notes payable and debt	2,648,353	2,647,677

Total shareholders’ equity	13,000,626	12,960,679
Common shareholders' equity	10,974,884	10,938,512
Common shares outstanding (Note 2)	263,773,739	266,927,220

Basic book value per common share	$41.61	$40.98
Fully diluted book value per common share	$41.10	$40.33
Fully diluted tangible book value per common share (Note 3)	$32.83	$32.21

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Common shares outstanding include all common shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Fully diluted tangible book value per common share is a non-GAAP financial measure. Fully diluted tangible book value per common share is calculated in the same manner as fully diluted book value per common share except that goodwill and intangible assets of $2.209 billion for March 31, 2017 and $2.204 billion at December 31, 2016 are excluded from common shareholders’ equity.

XL Group Ltd
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to common shareholders to operating net income (loss) and also includes the calculation of annualized return on average common shareholders’ equity including and excluding average AOCI, both inclusive and exclusive of integration costs and based on operating net income (loss) for the three months and three months ended March 31, 2017 and 2016. (Notes 3 and 5)

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended
	March 31,
	(Unaudited)
		(Note 1)
	2017	2016
Net income (loss) attributable to common shareholders	$152,843	$21,885
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	50,101	236,080
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(33,068)	(101,166)
Net investment income - Life Funds Withheld Assets	(33,364)	(41,560)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(3,224)	(10,973)
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 2)	$133,288	$104,266
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	(4,218)	8,416
Net realized and unrealized (gains) losses on derivatives	7,069	3,622
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	(2,051)	413
Exchange (gains) losses excluding Life Funds Withheld Assets	(112)	(22,846)
Provision (benefit) for income tax on items excluded from operating income	2,167	9,517
Operating net income (loss) (Note 3)	$136,143	$103,388
Integration costs	33,949	54,987
Provision (benefit) for income tax on integration costs	(3,768)	(4,662)
Operating net income (loss) (excluding integration costs)	$166,324	$153,713
Per common share results - diluted:
Net income (loss) attributable to common shareholders	$0.57	$0.07
Operating net income (loss) (Note 3)	$0.50	$0.35
Weighted average common shares outstanding:
Basic	265,690,364	291,968,575
Diluted (Note 4)	269,766,805	296,665,595
Return on common shareholders' equity:
Opening common shareholders' equity attributable to XL Group Ltd	$10,938,512	$11,677,079
Closing common shareholders' equity attributable to XL Group Ltd	$10,974,884	$11,688,744
Average common shareholders' equity attributable to XL Group Ltd for the period	$10,956,698	$11,682,912
Opening AOCI	$715,546	$686,616
Closing AOCI	$844,974	$1,094,557
Average AOCI for the period	$780,260	$890,587
Average common shareholders' equity attributable to XL Group Ltd excluding average AOCI	$10,176,438	$10,792,325
Annualized operating net income (loss) (Note 3)	$544,572	$413,552
Annualized operating net income (loss) (excluding integration costs) (Note 3 and 5)	$665,295	$614,852
Annualized operating return on average common shareholders' equity (Note 3)	5.0%	3.5%
Annualized operating return on average common shareholders' equity excluding average AOCI (Note 3)	5.4%	3.8%
Annualized operating return on average common shareholders' equity excluding integration costs (Notes 3 and 5)	6.1%	5.3%
Annualized operating return on average common shareholders' equity excluding integration costs and AOCI (Notes 3 and 5)	6.5%	5.7%

	2017	2016

Book value per common share:
Closing common shares outstanding - basic	263,773,739	266,927,220
Closing common shares outstanding - diluted	267,007,606	271,224,790
Book value per common share	$41.61	$40.98
Fully diluted book value per common share	$41.10	$40.33
Goodwill and other intangible assets	$2,208,612	$2,203,653
Tangible book value	$8,766,272	$8,734,859
Fully diluted tangible book value per common share	$32.83	$32.21

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.
Note 3: Defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (defined below) (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in our former operating affiliate, (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition, and (13) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to common shareholders to operating net income (loss) is provided above.
Note 4: Diluted weighted average number of common shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average common shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.
Note 5: Integration costs are the temporary expenses related to the Catlin acquisition that are not expected to be significant beyond the second quarter of 2017.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (defined below) (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in our former operating affiliate, (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our loss on the early extinguishment of the notes assumed in conjunction with the Catlin Acquisition, and (13) a provision (benefit) for income tax on items excluded from operating income.; (ii) annualized return on average common shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average AOCI, both inclusive and exclusive of integration costs; and (iv) Fully diluted tangible book value per common share  (common shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages 9 and 10.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing common shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE including and excluding average AOCI, both inclusive and exclusive of integration costs, are additional measures of Company profitability. The most significant component of this exclusion is the mark to market fluctuations on XL’s investment portfolio that have not been realized through sales, and/or distortions to XL’s performance from temporary integration costs related to the combination with Catlin.  By providing these additional measures, users of our financial statements have the ability to include or exclude these items when considering our performance either on a standalone basis or for purposes of peer performance comparison.

XL believes that fully diluted tangible book value per common share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.